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                                                                     EXHIBIT 2.1





                       ASSET PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

          ENERVEST ACQUISITION-II LIMITED PARTNERSHIP, AS SELLER, AND

                         HARKEN ENERGY CORPORATION AND

               HARKEN EXPLORATION COMPANY, COLLECTIVELY AS BUYER

                              DATED JULY 10, 1996
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                       ASSET PURCHASE AND SALE AGREEMENT

         This Asset Purchase and Sale Agreement ("Agreement") is entered into this 10th day of July, 1996, by and between ENERVEST ACQUISITION-II LIMITED PARTNERSHIP, a Texas limited partnership ("Seller"), and HARKEN ENERGY CORPORATION, a Delaware corporation ("Harken Energy") and HARKEN EXPLORATION COMPANY, a Delaware corporation ("Exploration"), Harken Energy and Exploration are called herein collectively "Buyer"). Buyer and Seller are called herein collectively the "Parties."

                                  WITNESSETH:

         WHEREAS, Seller desires to sell to Buyer certain producing, nonproducing and undeveloped oil and gas properties and other related assets and Buyer desires to purchase such properties and assets upon and subject to the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings given said terms in this Article I or elsewhere in this Agreement.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1933, as amended (the "Securities Act").

         "Agreed Rate" means a per annum interest rate equal to the lesser of
(i) the Prime Rate of interest as quoted daily (or at such other interval of one week or less) in The Wall Street Journal or (ii) the maximum amount of interest allowed by law. If The Wall Street Journal ceases to quote the Prime Rate of interest at least weekly, the referenced rate of interest in (i) above shall be the rate of interest from time to time announced as its prime commercial lending rate by the bank which, at the most recent point in time, held all or the large portion of the Buyer's bank debt.

         "Assets" means Seller's right, title and interest in and to the following (except to the extent constituting Excluded Assets):

         (i)     All of the Wells described on Exhibit "A" hereto;





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         (ii)    All of the Leases described on Exhibit "A-1" hereto and the
                 Lands covered thereby;

         (iii)   All of the Units, including the Units described on Exhibit
                 "A";

         (iv)    All of the Equipment;

         (v) All of the licenses, permits, contracts, agreements and other instruments owned by Seller (other than bonds posted by Seller) which concern and relate to any of the Wells, Leases, Lands, and/or Equipment INSOFAR AND ONLY INSOFAR as same concern or relate to the Wells, Leases, Lands, and/or Equipment, or the operation thereof, including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; geologic and geophysical agreements; acreage contribution agreements; operating agreements; balancing agreements; and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of Hydrocarbons; and all other contracts and agreements related to the Wells, Leases, Lands, and/or Equipment;

         (vi) All Records and, to the extent transferable, all other contract rights, intangible rights (excluding Seller's trademarks and service marks), inchoate rights, chooses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Assets; and

         (vii) All payments, and all rights to receive payments, with respect to the ownership of the production of Hydrocarbons from, or the conduct of operations on, the Assets and the interests to be conveyed to Buyer hereunder accruing after the Effective Date.

         "Assumed Liabilities" means any Environmental Liabilities and Losses, resulting from, arising out of or attributable to the Assets, including, without limitation, Offsite Environmental Liabilities that arise from, out of, or are attributable to Materials of Environmental Concern that have been transported for disposal, reclamation or recycling from the Assets, but in each case only to the extent such Environmental Liabilities and Losses relate to or are attributable to the Assets; provided, however, that Assumed





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Liabilities shall not include any Environmental Liabilities or Losses which
Seller has agreed to assume or pay pursuant to any terms of this Agreement.

         "Available Deductible Amount" has the meaning set forth in Article 6.02(g) hereof.

         "Buyer" has the meaning set forth in the preface to this Agreement.

         "Buyer's Projected Costs" means the costs and expenses associated with the operation and abandonment of a Well or Unit described on Exhibit "A", assuming that the Well or Unit continues to produce Hydrocarbons for the time period necessary for Buyer to realize the Allocated Value for such Well or Unit.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

         "Closing" has the meaning set forth in Article 3.04 hereof.

         "Closing Date" has the meaning set forth in Article 3.04 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission (or any successor body thereto).

         "Conveyance Documents" means that certain Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit "C", together with those other forms of assignments, bills of sale, deeds and other instruments the Parties agree are necessary or appropriate to convey title to the Assets from Seller to Buyer.

         "Cure Period" means that period of time from 5:00 p.m. on the date a Defect Notice was given until 5:00 p.m. on the sixtieth (60th) day following the date such Defect Notice was given.

         "Defect" means (i) any lien, security interest, collateral assignment, charge, obligation, encumbrance, irregularity of title or other condition that causes Seller's title to one or more of the Assets (or any portions thereof) to be less than Good and Defensible Title (provided, however, notwithstanding anything else contained herein, Buyer shall not assert as a Defect the following: (1) the existence of a federal sliding scale royalty burdening part or all of the Leases (notice of which was provided to Buyer by Seller prior to Buyer's evaluation of the Assets and offer to purchase same for the Preliminary Purchase Price set forth herein), even if the application of same would result in a lesser NRI than set forth in Exhibit A hereto for a particular Well; (2) any issues relating to lease operating expenses, changed decline curves or pricing used in the Reserve Report, (3) interest defects in the early chain of title consisting of the failure to recite marital status





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in documents or omissions of successions of heirship proceedings, (4) defects arising out of a lack of survey or a lack of corporate authorizations, (5) defects that have been cured by possession under applicable statutes and limitations for statutes for prescription and (6) other similar matters that are not reasonably expected to result in claims that will adversely affect in a material manner Buyer's title to or ownership of the Assets), (ii) any Plugging Liability as hereinafter defined, or (iii) any breach of Seller's representations and warranties contained in Article 4.01 hereof.

         "Defect Adjustment" means an amount of money equal to the sum of the Defect Amounts for all Defects (but excluding Environmental Defects) asserted by Buyer under this Agreement as finally determined, whether by agreement or Expert determination, subject to the deductible provided in Article 5.02(h) hereof.

         "Defect Amount" means the amount attributable to each Defect or Environmental Defect, as applicable.

         "Defect Notice" has the meaning set forth in Article 5.02(b) hereof.

         "Effective Date" means 7:00 a.m. local time with respect to each of the Assets on June 1, 1996.

         "Environmental Defect" has the meaning set forth in Article 6.02(b) hereof.

         "Environmental Defect Adjustment" means an amount of money equal to the sum of the Defect Amounts for all Environmental Defects asserted by Buyer under this Agreement as finally determined, whether by agreement or Environmental Expert determination award, subject to the deductible provided in
Article 6.02(g) hereof.

         "Environmental Defect Notice" has the meaning set forth in Article 6.02(b) hereof.

         "Environmental Laws" means all federal, state, and local laws, regulations, ordinances, rules, orders and permits relating to the control of any pollutant or protection of the environment, including, without limitation, laws, regulations, ordinances, rules, orders, and permits relating to the emission, discharge, disposal, treatment, recycling, reclamation, permitting, manufacture, processing, distribution, generation, storage, transportation, release or threatened release of, or exposure of persons or property to, Materials of Environmental Concern.

         "Environmental Liabilities" means any and all costs (including remedial, removal, response, abatement, cleanup, investigative, and/or monitoring costs), damages, settlements, expenses (including charges and assessments, and expenses and costs of investigating, preparing or defending any action or proceeding), liens, penalties, fines, taxes, pre- judgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any agreement, order, notice of responsibility, directive





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(including requirements embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) attributable to or arising out of or under Environmental Laws, (ii) pursuant to any claim by a government authority or other entity or person for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or associated with any Environmental Matter, or (iii) pursuant to requirements as of the Closing Date embodied in Environmental Laws. Environmental Liabilities do not include (i) liabilities imposed under statutes enacted after the Closing Date (including the elimination of the exclusion of petroleum from the definition of "hazardous substance" under CERCLA and the elimination of the exclusion of oil and gas exploration, development and production wastes from the definition of "hazardous wastes" under RCRA) or (ii) liabilities imposed under regulations promulgated or amended after the Closing Date which implement new requirements.

         "Environmental Matters" means matters resulting from or attributable to actual, threatened or alleged emissions, discharges or releases of Materials of Environmental Concern into ambient air, surface water, groundwater, or land, or otherwise resulting from or attributable to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         "Environmental Response Notice" has the meaning set forth in Article 6.02(c) hereof.

         "Equipment" means all the tangible personal property, tools, machinery, materials, pipelines, gas plants, gathering systems, equipment, fixtures and improvements, which are incident or attributable to the Wells, Leases, Lands and/or Units or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, on the Effective Date, including the personal property, materials and equipment listed on Exhibit "D" hereto.

         "Examination Period" has the meaning set forth in Article 5.02(b) hereof.

         "Excluded Assets" has the meaning set forth in Article 2.01(b) hereof.

         "Final Settlement Date" has the meaning set forth in Article 9(h) hereof.

         "Final Settlement Statement" has the meaning set forth in Article 9(h) hereof.

         "Good and Defensible Title" means, with respect to ownership of Leases attributable to a Well or Unit, a record title that:

         (i) entitles Seller to receive, throughout the life of a Well or Unit described on Exhibit "A", at least the NRI for such Well or Unit shown in Exhibit "A", except for decreases in connection with those operations as to which an election is made by Buyer after Closing or with Buyer's consent, to become





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                 a non-consenting co-owner and decreases resulting from those
                 Wells or Units where Seller is obligated to allow others to make up past underproduction and except for horizontal/vertical Pugh clauses and continuous development clauses in the Leases or related agreements;

         (ii) obligates Seller to bear, throughout the life of a Well or Unit described on Exhibit "A" (and the plugging, abandonment and salvage thereof), no greater WI for such Well or Unit than the WI shown therefor in Exhibit "A", except increases in such WI that result in at least a proportionate increase in Seller's NRI for such Well or Unit (including, without limitation, increases resulting from co-owner non-consents) and increases that result from contribution requirements with respect to defaulting co- owners; and

         (iii) is free and clear of all liens, security interests, collateral assignments, encumbrances, irregularities and defects except for Permitted Encumbrances.

         "Good and Defensible Title" means, with respect to any other Asset, record title that:

         (i) is free from reasonable doubt as to all matters of law and fact such that a reasonably prudent person, engaged in the ownership, development and operation of oil and gas properties or assets, with knowledge of all the facts and appreciation of their legal significance, would be willing to accept title to such property without a reduction in the Allocated Value for such property; and

         (ii) is free and clear of all liens, security interests, collateral assignments, encumbrances, clouds on title, irregularities and defects except for Permitted Encumbrances.

         "Hydrocarbons" means crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, S02, C02, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof.

         "Indemnified Party" has the meaning set forth in Article 7.03(a) hereof.

         "Indemnifying Party" has the meaning set forth in Article 7.03(a) hereof.

         "Knowledge" means, with respect to a Party hereto, the actual knowledge of any officer or manager of such Party in charge of a discrete business area or function having responsibility for the referenced matter after due inquiry by such officer or manager of the person or persons in charge of such matter.





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         "Lands" means the lands covered by the Leases as described in Exhibit
A hereto.

         "Leases" means the oil and gas leases or oil, gas, and mineral leases shown in Exhibit "A-1" hereto.

         "Litigation and Claims" has the meaning set forth in Article 4.01(e) hereto.

         "Loss" or "Losses" means all damages, payments, penalties, fines, assessments, costs, amounts paid in settlement, obligations, taxes, losses (including reductions in the value of Assets), liabilities, expenses and fees incurred, including court costs and attorneys' fees and expenses and costs of investigating, preparing or defending any action or proceeding.

         "Material Adverse Event" means Losses or potential Losses that cause or could cause a reduction in the Preliminary Purchase Price of more than twenty-five percent (25%).

         "Material Contracts" means any contract or other agreement in force and effect on the Closing Date affecting Seller's interest in and to one or more of the Assets and having a net impact to the interest of Seller in excess of $175,000.

         "Materials of Environmental Concern" means any chemical pollutants, contaminants, waste, petroleum waste, used oil, toxic substances, hazardous substances and any other substances that are regulated by any governmental entity having jurisdiction under any applicable Environmental Law.

         "NRI" means a fractional or percentage interest in and to all Hydrocarbons produced from or allocated to a Well or Unit described on Exhibit "A" after deduction of all lessors' royalties, overriding royalties, and other burdens and payments out of production that burden such fractional or percentage interest in such Well or Unit.

         "Offsite Environmental Liability" means an Environmental Liability arising from or attributable to Materials of Environmental Concern that have been transported for disposal, reclamation or recycling from the Assets to properties owned by third parties.

         "Parties" has the meaning set forth in the preface above.

         "Permitted Encumbrances" means, with respect to the Assets, the following:

         (i) liens for taxes not yet due or, if due, being challenged in good faith by appropriate proceedings;

         (ii) materialmen's, mechanics' and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that





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                 will be paid or discharged in the ordinary course of business or, if delinquent, that are being contested in good faith in the ordinary course of business;

         (iii) easements, rights-of-way, servitudes, permits, surface leases, and other rights granted to or reserved for third parties in respect of surface operations (including without limitation those rights set forth in Exhibit "E" attached hereto and made a part hereof for all purposes) that do not materially interfere with the operation of the portion of the Assets burdened thereby;

         (iv) rights reserved to or vested in any governmental authority to control or regulate any of the Wells or Units and all applicable laws, rules, regulations and orders of such authorities so long as the same:

                 (a) do not decrease Seller's NRI below the NRI shown in Exhibit "A" or increase Seller's WI above the WI shown in Exhibit "A" without at least a proportionate increase in Seller's NRI, or

                 (b) do not create any liens in respect of such Wells or Units;

         (v) liens arising under operating agreements, unitization and pooling agreements, orders and statutes and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business as set forth in Exhibit "F" attached hereto and made a part hereof for all purposes;

         (vi) the terms and conditions of all contracts and agreements relating to the Leases and Wells, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, and right-of-way agreements, to the extent such terms and conditions:

                 (a) do not decrease Seller's NRI below the NRI shown in Exhibit "A" or increase Seller's WI above the WI shown in Exhibit "A" without at least a proportionate increase in Seller's NRI,

                 (b) are normal and customary in the oil and gas industry in the area in which the affected Assets are located, and

                 (c) would not conflict with any other portion of this definition of Permitted Encumbrances;





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         (vii)   royalties, overriding royalties, net profits interests,
                 production payments, reversionary interests, and similar interests that do not decrease Seller's NRI below the NRI shown in Exhibit "A" or increase Seller's WI above the WI shown in Exhibit "A" without at least a proportionate increase in Seller's NRI;

         (viii) conventional rights of reassignment requiring notice to the holders of the rights prior to surrendering or releasing a leasehold interest;

         (ix) calls on production exercisable only at prices substantially equivalent to then current fair market value; and

         (x) Transfer Requirements and Preference Rights other than any such Transfer Requirements or Preference Rights which were applicable to a previous transaction involving the transfer of all or any portion of the Assets but were not complied with at the time of the consummation of such transaction.

         "Phase I Environmental Audit" means an assessment of Seller's compliance with Environmental Laws relative to the Assets consisting of examination of Seller's files and public documents, interviews of personnel of Seller and of other appropriate persons and visual inspection of the Assets. The foregoing definition shall not include or authorize any soil borings or laboratory analysis of soil or groundwater samples on or from the Assets.

         "Plugging Liability" means any Well which, as of the Effective Date, was not (i) producing or capable of producing Hydrocarbons in paying quantities or (ii) being used in water disposal or other operations on, for or related to any of the Assets; provided, however, if the Preliminary Purchase Price is reduced by a Defect Amount relating to a Plugging Liability and on or before the date one (1) year after the Closing Date Buyer elects to use such Well for water disposal or other operations rather than plugging said Well, Buyer shall refund to Seller an amount equal to the Defect Amount for said Plugging Liability.

         "Preference Rights" means all rights or agreements that enable or may enable any third party to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the transactions contemplated by this Agreement or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

         "Preliminary Purchase Price" has the meaning set forth in Article 3.01 hereof.

         "Purchase Price" means the Preliminary Purchase Price, as may be adjusted pursuant to Articles 5, 6, 9, and 12 hereof.





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         "RCRA" means the Resource Conservation and Recovery Act, as amended.

         "Records" means all originals, copies, computer tapes and discs, files, records, information or data relating to the Assets in the possession of Seller or in the possession of Petroleum Financial, Inc., as agent for Seller, including, without limitation, title records (including abstracts of title, title opinions, certificates of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, geologic and geophysical information, drilling reports, well completion reports, drill stem test charts and reports, engineering reports, regulatory reports, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e. the materials are not subject to a proprietary agreement precluding their transfer to Buyer).

         "Related Agreements" means the Conveyance Documents, the Deed of Trust, the Registration Rights Agreement, and the Warrants.

         "Registration Rights Agreement" has the meaning set forth in Article 11.01(c) hereof.

         "Reserve Report" means that certain reserve report dated July 3, 1996, effective as of June 1, 1996, covering the Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests of Seller and prepared by Ryder Scott Company, the Summary Table for which is attached hereto as Exhibit "B", with Exhibit B and the remainder of said report of which Exhibit B is a part being made a part hereof for all purposes.

         "Response Notice" has the meaning set forth in Article 5.02(c) hereof.

         "Seller" has the meaning set forth in the preface to this Agreement.

         "Share Adjustment Factor" means a number of Shares determined by dividing the amount of the relevant adjustment to the Preliminary Purchase Price by the Average Closing Price.

         "Shares" means shares of the common stock, $0.01 par value per share, of Harken Energy.

         "Survival Period" has the meaning set forth in Article 7.01 hereof.

         "Third Party Claim" has the meaning set forth in Article 7.03(a) hereof.

         "Transfer Requirements" means all consents, approvals, authorizations or permits of, or filings with or notifications to, any third party which must be obtained, made or





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complied with for or in connection with the transactions contemplated by this
Agreement in order (a) for such transactions to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right arising therefrom) under any terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset or any interest therein or portion thereof) as a result of such transactions, or (c) to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset or any interest therein or portion thereof (or any right arising therefrom) as a result of such transactions.

         "Units" means all unitization, communitization, pooling agreements, working interest units created by operating agreements, and orders covering the lands subject to the Leases, or any portion thereof, and the units and pooled or communitized areas created thereby.

         "Wells" means wells for the production of Hydrocarbons which are listed in Exhibit "A" or which are located on the Lands.

         "WI" means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of a Well or Unit described on Exhibit "A".

                                   ARTICLE 2
                               SALE AND PURCHASE

         2.01    Sale and Purchase.

         (a) INCLUDED ASSETS. Subject to the terms and conditions of this Agreement and in consideration of Buyer's payment to Seller of the Purchase Price as herein provided, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and convey to Buyer, the Assets.

         (b) EXCLUDED ASSETS. Notwithstanding anything herein provided to the contrary, the term "Assets" as used in this Agreement shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby the following ("Excluded Assets"): (i) all cash, deposits, checks, funds, accounts receivable, notes receivable, or similar items attributable to the Assets with respect to any period of time prior to the Effective Date, except for those funds in suspense accounts to be delivered to Buyer pursuant to Article 8.01(b) hereof and (ii) all Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Date and all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Seller and are in storage or otherwise held in inventory and all proceeds attributable thereto.





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                                   ARTICLE 3
                                 PURCHASE PRICE

         3.01 Preliminary Purchase Price. In consideration for the sale and conveyance to Buyer of the Assets (and subject to the other terms and conditions hereof), the Buyer agrees to tender to the Seller in the manner hereinafter provided the following cash and capital stock consideration (the "Preliminary Purchase Price"), the aggregate value of which the Parties agree is Fifteen Million Two Hundred Thousand Dollars ($15,200,000):

         (a) CASH CONSIDERATION. The cash sum of Five Million Dollars ($5,000,000) (the "Cash Consideration"), payable at Closing.

         (b) TRANCHE A SHARES. One Million Five Hundred Fifty Thousand (1,550,000) Shares to be issued by Harken Energy in favor of Seller within thirty (30) days after the Closing Date (the "Tranche A Shares").

         (c) TRANCHE B SHARES. An additional One Million One Hundred Fifty-nine Thousand and Ninety-one (1,159,091) Shares, adjusted as hereinafter provided, to be issued by Harken Energy in favor of Seller at the Tranche A Expiration Point, as defined in Article 8.03(a) hereof (the "Tranche B Shares").

         (d) TRANCHE C SHARES. Certain additional contingent Shares to be issued in accordance with the provisions of Article 8.03(c) hereof (the "Tranche C Shares").

         3.02 Additional Consideration. As additional consideration for the sale of the Assets, Harken Energy shall issue to Seller, at the Closing, a warrant or warrants, substantially in the form of Exhibit "3.02" attached hereto and made a part hereof for all purposes in all material respects, issued in favor of Seller or Seller's affiliates (as designated by Seller prior to Closing), entitling the holders thereof to purchase 300,000 Shares ("the Warrants").

         3.03    Security.

         (a) CREATION OF LIEN, MORTGAGE AND SECURITY INTEREST. To secure the payment of at least Seven Million Dollars ($7,000,000) of the Preliminary Purchase Price (other than and in addition to the Cash Consideration), at Closing, Seller shall retain a first priority lien, mortgage and purchase money security interest in and to an undivided fifty percent (50%) of all of the interests in and to the Assets conveyed by Seller to Buyer pursuant hereto (the "Mortgaged Interests"). Said lien, mortgage and purchase money security interest shall be evidenced by a Mortgage, Deed of Trust and Security Agreement substantially in the form of Exhibit "3.03", attached





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
                 hereto and made a part hereof for all purposes, to be executed and delivered by Buyer to Seller at the Closing (the "Deed of Trust").

         (b) RELEASES. Buyer shall have the right to request and obtain from Seller up to seven (7) partial releases of the Deed of Trust releasing an undivided interest in and to the Mortgaged Interests equal to the quotient obtained by dividing the Aggregate Proceeds by $7,000,000. The first two (2) such partial releases requested by Buyer shall be at the expense of Seller and any such additional partial releases shall be at the expense of Buyer. Seller shall execute and deliver to Buyer a final release of the Deed of Trust within ten (10) business days after the date Seller has received Aggregate Proceeds equal to or greater than $7,000,000. Buyer shall have the right to require Seller to register the Tranche C Shares simultaneously with any other applicable registration undertaken by Seller after the issuance of the Tranche C Shares as further set forth in the Registration Rights Agreement.

         (c) FORECLOSURE. If Seller has not received Aggregate Tranche A/B/C Realized Proceeds in excess of $7,000,000 on or before the date six (6) months after the effective date of the registration of the Tranche C Shares (the "Foreclosure Trigger Date"), Seller shall have the right to foreclose upon its Deed of Trust and the liens, mortgages and security interests created thereby in a proportionate part of the Mortgaged Interests equal to the ratio which the difference between $7,000,000 and the Aggregate Tranche A/B/C Realized Proceeds bears to Seven Million Dollars ($7,000,000).

         3.04 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer, 5605 North MacArthur, Suite 400, Irving, Texas 75038, simultaneously with the execution of this Agreement on July 10, 1996, or at such other place, date and time as the Buyer and the Seller may mutually determine (the "Closing Date").

         3.05 Deliveries at the Closing. At the Closing or as otherwise set forth in Article 11, (i) the Seller will deliver to the Buyer the documents referred to in Article 11.01 below, (ii) the Buyer will deliver to the Seller the documents referred to in Article 11.02 below, and (iii) the Buyer will deliver to the Seller the Cash Consideration by wire transfer or delivery of other immediately available funds.

         3.06 Purchase Price Allocations. The Preliminary Purchase Price shall be allocated among the Assets in accordance with the terms of this
Article 3.06. Each Asset shall be allocated that portion of the Preliminary Purchase Price (the "Allocated Value") which is equal to the net present value for each such Asset as set forth in the Reserve Report multiplied by the number .9538. Seller and Buyer acknowledge that this is a proper allocation of the Preliminary Purchase Price and that the Purchase Price shall be reallocated to the Assets after accounting for any adjustments pursuant to Articles 5, 6,

9, and 12 hereof, and Seller and Buyer each agree that for all income and franchise tax purposes (and, where applicable, financial accounting purposes) they will report consistently with such allocation.


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of Seller. The Seller represents and warrants to Buyer that the statements contained in this Article
4.01 are true and correct as of the Closing Date:

         (a) ORGANIZATION OF SELLER. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.

         (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the Related Agreements to which it is a party constitute the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms and conditions except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for (i) consents of or filings with the United States Department of Interior or other governmental agency or the applicable state or Indian agencies or authorities in connection with the assignment of any federal, state, or Indian leases or any interest therein, and (ii) other Transfer Requirements and Preference Rights which are applicable to the transactions contemplated by this Agreement or any Related Agreements to which it is a party, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency or any other person or entity in order to consummate the transactions contemplated by this Agreement or any Related Agreements to which it is a party.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or any Related Agreements to which it is a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will in any material respect violate any statute, regulation, rule, injunction, judgment, order, decree, or ruling of any government, governmental agency, or court to which the Seller is subject, or any provision of its limited partnership agreement or any agreement or instrument to which Seller is a party.

         (d) BROKER'S FEES. The Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees with respect to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         (e) LITIGATION AND CLAIMS. At the Effective Date there were no, since the Effective Date there have not been any, and as of the date of this Agreement there are no lawsuits, orders, decrees, injunctions or administrative, arbitration or other proceedings pending or, to the Knowledge of Seller, individual claims in excess of $10,000 or aggregate claims in excess of $50,000 which are threatened (collectively, the "Litigation and Claims"), against the Seller or, to the Knowledge of Seller, against the operator of any of the Assets.

         (f) CONDITION OF ASSETS. The Assets have been maintained in a state of repair so as to be adequate for normal operations.

         (g) NORMAL BUSINESS. Since the Effective Date, Seller (i) has caused the Assets to be maintained and operated in a good and workmanlike manner, consistent with prior operations and (ii) has not transferred or sold any Assets other than (1) Hydrocarbons produced, saved, and sold from the Assets in the ordinary course of business, (2) personal property and equipment which has been replaced with personal property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Assets, and (3) transfers or disposal of items of personal property having a value of less than $10,000 individually or $50,000 in the aggregate.

         (h) TAXES. Seller has paid or caused to be paid all federal, state, and local taxes, rates and like assessments for periods prior to the Closing Date that have become due and payable which, if not so paid, could result in a lien or encumbrance upon the Assets, including excise, property, ad valorem, franchise, severance and production taxes; but not including
                 (i) taxes, rates and like assessments which are being contested in good faith, as shown on Item (h) of Schedule 4.01, (ii) taxes not yet due and payable and (iii) taxes which are the responsibility of Buyer.

         (i) NO VIOLATIONS. Except as listed in Item (i) of Schedule 4.01, to the Seller's Knowledge, Seller has not violated or received notice of probable violation of any regulations, rules or orders promulgated by any federal, state or local regulatory agency or governmental authority which, if adversely decided, would have a Material Adverse Effect on the operation of the Assets or the revenues attributable thereto.

         (j) MATERIAL CONTRACTS. Part I Item (j) of Schedule 4.01 hereto is a listing of all Material Contracts relating to the Assets operated by Seller as of the Closing Date, and Part II of Item
                 (j) of Schedule 4.01 is a listing, to Seller's Knowledge, of all Material Contracts relating to the Assets which are not operated by Seller as of the date of Closing and, with respect to all such Material Contracts, neither Seller nor, to Seller's Knowledge, any other party thereto, is in default thereunder or in breach thereof.

         (k) TAKE-OR-PAY. Seller has not made any agreement relating to the Assets which required Seller between the Effective Date and the Closing Date or Buyer, following Closing, to (i) deliver gas paid for, but not taken from production prior to the Effective Date, or (ii) make a cash payment to a buyer of gas for reimbursement or recoupment of prior take-or-pay payments which cannot be accomplished through such buyer taking gas production, or (iii) deliver hydrocarbons or products produced from the Assets at some future time without then receiving the full payment therefor it would have received absent such agreement or condition.

         (l) ROYALTIES. To Seller's Knowledge, all rentals, royalties, overriding royalties and other payments in or measured by production to be paid by Seller with respect to the Assets have been timely, properly and fully paid, except for those funds held in or allocated to suspense accounts in the ordinary course of business which will be remitted to Buyer pursuant to Article 8.01(b) hereof.

         (m)     PERMITS AND LICENSES.  Except for those items referred to in
                 Article 4.01(b) above, to the Knowledge of Seller, Seller has obtained and currently holds all permits, licenses, approvals and authorizations which are required under federal, state or local law, rules and regulations in order to own and operate the Assets and, except for those items referred to in Article 4.01(b), no such permit, license, approval or authorization restricts Seller from selling or otherwise transferring to Buyer Seller's interest in the Assets.

         (n) WELLS. All Wells located on the Lands, other than Wells which have been plugged and abandoned, are set forth in Exhibit "A" hereto.

         (o) OPERATION OF ASSETS. From the Effective Date until the Closing Date, except as otherwise consented to by Buyer in writing, Seller has (i) not mortgaged, pledged or subjected to any security interest any of the Assets; (ii) not entered into any termination or amendment of any agreement affecting the Assets except in the ordinary course of business; (iii) not entered into any settlement of any pending or threatened litigation involving any of the Assets or cause a surrender of the Assets; (iv) not consented to the entry of any decree or order by a governmental body or pay any fine having an adverse effect of more than $5,000 (U.S.) to the Assets; (v) not entered into any agreement affecting the Assets with a term in excess of (30) days, unless such transaction is in the ordinary course of business and has a term of six (6) months or less; (vi) not made an expenditure with respect to any of the Assets which exceeds the amount expendable by operator without non-operator approval under the applicable operating agreement; (vii) used its best efforts to take all action necessary to comply with any Preference Right affecting the Assets; and (viii) used its best efforts not to subject to any lien, claim or encumbrance any of the Assets.


         4.02 Representations and Warranties of Buyer. Each of Harken Energy and Exploration represents and warrants to Seller that the statements contained in this Article 4.02 are true and correct as of the Closing Date:

         (a) ORGANIZATION OF BUYER. Each of Harken Energy and Exploration is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) AUTHORIZATION OF TRANSACTION. Each of Harken Energy and Exploration has full power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to perform its obligations hereunder and thereunder, and this Agreement and each Related Agreement to which it is a party constitutes the valid and legally binding obligation of each of Harken Energy and Exploration, enforceable against each of Harken Energy and Exploration in accordance with their respective terms and conditions, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for (i) consents of or filings with the United States Department of Interior or other governmental agency or the applicable state or Indian agencies or authorities in connection with the assignment of any federal, state, or Indian leases or any interest therein, and (ii) other Transfer Requirements which are applicable to the transactions contemplated by this Agreement or any Related Agreement to which it is a party, neither Harken Energy nor Exploration needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency or any other person or entity in order to consummate the transactions contemplated by this Agreement or any Related Agreement to which it is a party.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or any Related Agreement to which it is a party, nor the consummation by Harken Energy or Exploration of the transactions contemplated hereby or thereby, will in any material respect violate any statute, regulation, rule, injunction, judgment, order, decree, or ruling of any government, governmental agency, or court to which Harken Energy or Exploration is subject, or any provision of any agreement or instrument to which Harken Energy or Exploration is a party.

         (d) BROKER'S FEES. Neither Harken Energy nor Exploration has incurred any liability, contingent or otherwise, for broker's or finder's fees with respect to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

         (e) FINANCIAL ABILITY. Each of Harken Energy and Exploration has, and at all relevant times will continue to have, sufficient funds and credit arrangements or other arrangements to tender the Cash Consideration at the Closing, to issue the Tranche A shares, any required Deficiency Shares, the Tranche B Shares, the Tranche C Shares, the Warrants and the Shares represented by the Warrants and to take such other actions as may be required by either of them to consummate the transactions contemplated hereby.

         (f) TRANCHE A SHARES. The Tranche A Shares to be received by Seller (i) have been duly authorized, and (ii) within thirty
                 (30) days after the Closing Date, will be validly issued, fully paid, nonassessable, and not issued in violation of any preemptive rights or any applicable laws, rules or regulations. Such Shares will, upon delivery thereof, be free and clear of all liens, charges, pledges, encumbrances, equities and claims whatsoever other than those created by Seller.

         (g) TRANCHE B SHARES, TRANCHE C SHARES AND DEFICIENCY SHARES. The Tranche B Shares, the Deficiency Shares, if any, and the Tranche C Shares, if any, to be received by Seller (i) have been duly authorized, and (ii) at the time of their issuance, will be validly issued, fully paid, nonassessable, and not issued in violation of any preemptive rights or any applicable laws, rules or regulations. Such shares will, upon delivery thereof, be free and clear of all liens, charges, pledges, encumbrances, equities and claims whatsoever other than those created by Seller.

         (h) WARRANTS. The Warrants to be issued by Harken Energy at Closing have been duly authorized for such issuance and, when issued and delivered by Harken Energy in accordance with the provisions of this Agreement, will be validly issued and will constitute valid, legal and binding obligations of

                 Harken Energy enforceable against Harken Energy in accordance with their respective terms. The Shares issuable upon the exercise of the Warrants have been duly reserved for such issuance and, when issued and delivered by Harken Energy in accordance with the provisions of the Warrants, will be validly issued, fully paid and non-assessable.

         (i) OWNERSHIP OF HARKEN ENERGY AND EXPLORATION. Set forth on Exhibit "4.02(i)" attached hereto and made a part hereof for all purposes is the authorized capitalization of Harken Energy and Exploration and the number of shares of their respective capital stock (or other equity interests) issued and outstanding as of the date hereof.

         (j) SECURITIES FILINGS. As of the date hereof, except for disclosure with respect to the transactions contemplated hereby, the description of Harken Energy's business and the condition of Harken Energy (financial and otherwise) as described in Harken Energy's Annual Report on Form 10-K for the year ended December 31, 1995, or Harken Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as amended or supplemented prior to the date hereof (the "SEC Documents"), did not at the time of their filing with the Commission contain an untrue statement of a material fact and do not omit to state a material fact necessary to make the statements contained therein not misleading and otherwise complies in all material respect with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"). Harken Energy has filed reports, and is in all compliance with, Section 13 and 15(d) of the Exchange Act. No material adverse change in the business or condition (financial or otherwise) of Harken Energy or Exploration has occurred from December 31, 1995 through the date hereof. There are no material liabilities (contingent or otherwise) of Harken Energy or Exploration, other than as disclosed in the SEC Documents and the financial statements included therein.

         (k) DEFECT NOTICES AND ENVIRONMENTAL DEFECT NOTICES. Prior to the Closing date, Buyer has provided written Defect Notices and Environmental Defect Notices with respect to all Defects and Environmental Defects of which Buyer has knowledge as of Closing Date hereof.

                                   ARTICLE 5
                     TITLE MATTERS AND SELLER'S BREACHES OF
                         REPRESENTATIONS AND WARRANTIES

         5.01 No Warranty or Representation. At the Closing, Seller shall convey to Buyer all the Assets. Such conveyance shall be subject to the Permitted Encumbrances and WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED, AND

WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, except for the warranty of title as to persons claiming by, through and under Seller contained in the Conveyance Documents delivered pursuant to Article 11.01(a) hereof. Without limiting Buyer's right to reduce the Purchase Price in the manner provided in this
Article 5, Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of any information, Records or data now, heretofore, or hereafter made available to Buyer in connection with this Agreement, including, without limitation, any description of the Assets set forth in Exhibit "A" or Exhibit "A-1", pricing assumptions, potential for production of Hydrocarbons from the Assets, or any other matters contained in any material furnished by Seller to Buyer or its officers, directors, employees, agents, advisors or representatives. Nothing in this Article 5 shall operate to expand or increase or limit Seller's representations and warranties contained in other parts of this Agreement or to limit the provisions of Article 14.13.

         5.02 Defect. The procedures to be followed with respect to Buyer's assertion of Defects concerning the Assets and adjustment of the Preliminary Purchase Price attributable to such Defects shall be as follows:

         (a) ACCESS TO RECORDS. Prior to the execution of this Agreement, Seller has provided Buyer and its consultants and advisors access at all reasonable times to Seller's accounting, land, production, engineering, and other Records regarding the Assets for the purpose of reviewing title to the Assets and the accuracy of Seller's representations and warranties contained in Articles 4.01 and 6.02(a) hereof and reasonable office space in Seller's offices for such review. To the extent any such Records are in possession of a co-working interest owner, partner or third party and Seller has the right of access thereto, Seller has used its reasonable efforts (without being obligated to incur expense) to provide Buyer access to such other Records or obtain copies thereof for Buyer's review.

         (b) NOTICE OF ASSERTED DEFECTS. Prior to the expiration of the period ending ninety (90) days after the Records Delivery Date (the "Examination Period"), Buyer shall furnish to Seller written notice specifying in reasonable detail each matter which, in Buyer's opinion, constitutes a Defect and which Buyer wishes to assert as a Defect hereunder, together with the Defect Amount estimated by Buyer for each such asserted Defect (each such notice being called a "Defect Notice"). In the event the Defect is a Plugging Liability, the Defect Notice shall be in the form of an AFE for the plugging and abandonment of the relevant Well setting forth all costs and expenses associated therewith, the anticipated salvage value for all equipment and other materials recovered from the Well and reflecting Seller's pro rata share of such net costs and expenses. Any Defects not asserted on or before the expiration of the Examination Period with respect to the Assets, shall be deemed conclusively to be waived by Buyer. Failure by Buyer to identify all Assets (or to identify all portions of an Asset) which are subject to a particular Defect in a Defect Notice shall not prevent Buyer from asserting such Defect in separate or subsequent Defect Notices, subject to otherwise timely asserting such Defect prior to the expiration of the Examination Period.

         (c) NOTICE IN RESPONSE TO BUYER'S NOTICE. On or before 5:00 p.m. on the fifth (5th) business day following Seller's receipt of a Defect Notice from Buyer, Seller shall give written notice to Buyer for each Defect asserted in a Defect Notice ("Response Notice") as to whether it (a) intends to cure the asserted Defect, (b) disagrees with Buyer's assertion that the Defect exists, (c) disagrees with the Defect Amount estimated by Buyer for such Defect, or (d) takes any combination of the foregoing positions. If Seller disagrees with Buyer's assertion of the existence of a Defect or the Defect Amount with respect thereto, Seller's Response Notice shall also specify in reasonable detail Seller's grounds for such disagreement, the Defect Amount estimated by Seller therefor, or both, as the case may be. Seller's failure to include in its Response Notice a Defect asserted in a Defect Notice shall be deemed to be an admission of the existence of such Defect, acceptance of Buyer's estimate of the Defect Amount with respect thereto and a waiver of Seller's rights to cure such Defect.

         (d) METHOD OF DETERMINING DEFECT AMOUNTS. Without limiting Seller's right to dispute the existence of a Defect, Defect Amounts for each asserted Defect shall be determined as follows:

                 (i) If the Defect results in the failure of the entirety of Seller's title to an Asset, the Defect Amount shall be the Allocated Value for that Asset.

                 (ii) If the Defect results from a lien, security interest, pledge or collateral assignment upon one or more Assets (or a portion thereof) which is liquidated in amount, then the Defect Amount shall be the amount necessary to remove such lien, security interest, pledge or collateral assignment from Seller's title to such one or more Assets (or portion thereof).

                 (iii) If the Defect results from Seller having a lesser NRI in a Well or Unit described in Exhibit "A" than the NRI specified therefor in Exhibit "A", the Defect Amount shall be equal to the product obtained by multiplying the Allocated Value for that Well or Unit by a fraction, the numerator of which is the reduction in the NRI and the denominator of which is the NRI specified for such Well or Unit in Exhibit "A".

                 (iv) If the Defect results from Seller having a greater WI in a Well or Unit described in Exhibit "A" than the WI specified therefor in Exhibit "A" without a proportionate increase in the NRI, the Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in Buyer's Projected Costs with respect to such Well or Unit for the period from and after the Effective Date which is attributable to such increase in the WI.

                 (v) If the Defect results from any matter not described in paragraphs (i), (ii), (iii), or (iv) above, then the Defect Amount shall be a portion of the Allocated Value for that Asset, said portion to be equal to the difference between the value of Seller's interest in such Asset without such Defect and with such Defect (assuming the value without such Defect to be the Allocated Value).

                 (vi) If a Defect is not effective or does not affect Seller's title to an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Defect Amount.

                 (vii) If a Defect affects only a portion of an Asset (as contrasted with an undivided interest in the entirety of such Asset) and a portion of the Purchase Price has not been allocated specifically to such portion of that Asset as provided in Article 3.06 hereof, then for purposes of computing the Defect Amount, the Allocated Value of such Asset shall be further allocated among the portions of such Asset in a fair and reasonable manner.

                 (viii) If the Defect is a Plugging Liability, the Defect Amount shall be Seller's pro rata share of the necessary and reasonable expenses to plug and abandon the Well in accordance with all applicable rules and regulations, net of Seller's pro rata share of all salvage value of equipment and other materials recovered from the Well.

                 Except with respect to (viii) above, notwithstanding anything herein to the contrary, the aggregate Defect Amounts attributable to Defects relating to an Asset for which Buyer receives an adjustment in the Purchase Price shall never exceed the Allocated Value of that Asset.

         (e) CURE OF DEFECTS. If Seller elects to cure a Defect in accordance with Article 5.02(c) hereof, then Seller shall use reasonable efforts to cure such Defect during the Cure Period. On or before expiration of the Cure Period, Seller shall give Buyer written evidence of any curative actions which, in Seller's determination, cure or reduce the Defect Amount of a Defect asserted by Buyer, including an explanation in reasonable detail of any claimed reduction in the Defect Amount. On or before the expiration of seven (7) days after the end of the Cure Period, Buyer shall provide to Seller in writing a list of those Defects asserted by Buyer which Seller claims to have cured pursuant to this Article 5.02(e), and which Buyer determines have not been cured, together with the revisions, if any, in Buyer's estimates to the Defect Amounts attributable to such Defects after giving effect, if any, to Seller's curative efforts.
                 For a period of seven (7) days after Seller's receipt of Buyer's written list of such uncured Defects and revised Defect Amounts, Seller and Buyer shall attempt to resolve disputes as to such items. During the Cure Period and thereafter until all disputes regarding such Title Defect and the Defect Amount in respect thereof have been fully resolved by agreement or arbitration, Buyer shall afford Seller and its representatives and agents access at all reasonable times to files, Records and documents formerly in Seller's possession or in the possession of Petroleum Financial, Inc. relating to title to the one or more Assets that are the subject of such disputed Defect or Defect Amount. Such access shall be subject to confidentiality restrictions reasonably imposed by Buyer.

         (f) EXPERT DETERMINATION. In the event that the Parties are unable to resolve all disputes as to the existence of Defects or Defect Amounts within the later of fifteen (15) days after the expiration of the Examination Period or fifteen (15) days after the expiration of the last Cure Period, as applicable, then all remaining disputes regarding Defects and/or Defect Amounts shall be referred to a panel of three experts for determination (the "Experts"). Seller and Buyer shall each select one of the Experts who in turn shall select the third Expert. All three (3) Experts shall be selected by no later than fifteen (15) days after the end of the period described above in the Article 5.02(f). Any and all such experts so selected by the Parties shall have appropriate experience in and knowledge of oil and gas title and/or other matters relevant to the determination of the dispute. The Experts may retain such other experts to assist them in rendering their decision as they may deem necessary or appropriate. The Parties shall submit all relevant information available to the Experts within fifteen (15) business days after the date of referral and may submit position papers on the subject to the Experts within such period, but not thereafter. The Experts shall render their decision to the Parties in writing within thirty (30) days after the date of referral. The determination and award, if any, of the Experts shall be final and binding upon the Parties, and judgment may be entered thereon in any court of competent jurisdiction upon the application of either Party. Seller and Buyer agree to share equally the costs and expenses associated with such expert determination proceedings.

         (g) ADJUSTMENT FOR UNCURED DEFECTS. Subject to the deductible provided for in Article 5.02(h) hereof, the Preliminary Purchase Price shall be reduced by the amount, if any, of the Defect Adjustment at the times and in the manner hereinafter provided:

                 (i) With respect to any and all Defects and Defect Amounts attributable thereto which have been finally resolved, whether by agreement or as determined by the Experts, on or prior to the date of the issuance of the Tranche B Shares, the Preliminary Purchase Price shall be reduced by the aggregate of all said Defect Amounts by decreasing the number of Tranche B Shares to be issued by the appropriate Share Adjustment Factor;

                 (ii) In the event there exists on the date of the issuance of the Tranche B Shares one or more Defects (or Environmental Defects pursuant to Article 6.02(f) hereof) and Defect Amounts attributable thereto which have not been finally resolved at said time, Buyer shall withhold from the Tranche B Shares to be issued to Seller a number of Shares equal to the aggregate of all such Defect Amounts, as asserted by Buyer (but subject to the limitation hereinafter set forth) divided by the Average Closing Price (the "Tranche B Holdback"). All Tranche B Shares including Tranche B Holdback Shares, shall be registered in accordance with the Registration Rights Agreement. In no event shall the aggregate of all such Defect Amounts used to calculate the Tranche B Holdback exceed the sum of Five Hundred Thousand Dollars ($500,000).
                          Thereafter, when and as each said Defect, Environmental Defect and/or the Defect Amount attributable thereto is finally resolved by agreement between the Parties, by the Experts or the Environmental Experts, as applicable, the Preliminary Purchase Price shall be reduced, if appropriate, by decreasing the number of Shares to be issued to Seller from the Tranche B Holdback by the appropriate Share Adjustment Factor and releasing to Seller the remainder of the Shares held back as part of the Tranche B Holdback with respect to said Defect or Environmental Defect. All said Defects and Environmental Defects which are unresolved on the date of the issuance of the Tranche B Shares shall be fully and finally resolved on or before the date one year after the Closing Date and all Tranche B Holdback Shares shall either have been released to Seller or used to reduce the Preliminary Purchase Price as provided for in this Article 5.02(g)(ii).

                 (iii) Seller shall place in an interest bearing joint control account to be established at Texas Commerce Bank, N.A. and styled "Harken/EnerVest Escrow Fund" (the "Escrow Account"), out of the net proceeds from the sale of Tranche B Shares when and as sold, One Million Dollars ($1,000,000) (the "Escrow Amount"). On the date one (1) year after the Closing Date, (1) Buyer shall be entitled to receive from the Escrow Account a sum equal to the aggregate amount of (i) the Defect Adjustment and the Environmental Defect Adjustment less that portion of said amounts by which the Preliminary Purchase Price has been reduced at the time of the issuance of the Tranche B Shares and in connection with the final resolution of the Tranche B Holdback Shares, (ii) claims of third parties against the Seller which are not related to the Assets and which Buyer has not otherwise assumed under this Agreement but for which Buyer has been judicially determined liable by reason of the "de facto merger doctrine" or similar legal theory or any relevant statute, rule or regulation and (iii) any amounts owing pursuant to Articles 9(a)-(e) and Article 9(h)by Seller to Buyer and not previously paid by Seller or credited to Buyer, plus all interest accrued thereon or attributable to said aggregate sum. Seller shall be entitled to receive the balance, if any, of the Escrow Amount after said payment to Buyer plus all interest accrued thereon or attributable thereto.

                 (h) DEDUCTIBLE FOR DEFECTS. The Preliminary Purchase Price and the Purchase Price shall be reduced for Defects pursuant to Article 5.02(g) hereof if, and only to the extent that, the cumulative aggregate of all Defect Amounts exceeds the sum of $100,000.

                                   ARTICLE 6
                                 ENVIRONMENTAL

         6.01 Availability of Data to Buyer; Phase I Environmental Audit. Prior to the date hereof, Seller has made available to Buyer information which is in the possession or control of Seller or to which Seller has access (other than publicly available information to which Buyer has equal access) and which relates to the environmental condition of the Assets, which information includes, without limitation, information regarding crude oil and produced water that may have been spilled or disposed of on-site and the locations thereof; onsite pits and pit closures; on-site burial; land farming; land spreading; underground injection; and on-site solid waste disposal sites.
Buyer has also had the right, prior to the Closing Date, at its own risk and expense, to conduct or have conducted a Phase I Environmental Audit of the Assets. To enable Buyer to conduct the Phase I Environmental Audit, Seller has provided Buyer (and its representatives) with reasonable access to the Assets, subject to any third party restrictions on Seller with respect to access to the Assets, to Seller's books, records, and files relating to the Assets, and to current employees of Seller. Buyer shall provide Seller with copies of any Phase I Environmental Audit report, whether completed prior to or after the Closing Date, not less than five (5) days after Buyer's receipt of same, Buyer agrees to release, indemnify, defend, and hold the Seller harmless from any fines, penalties or damage to persons or property caused by the activities of Buyer or its representatives, agents, consultants, contractors or subcontractors in conducting a Phase I Environmental Audit; provided, however, that the foregoing indemnity shall not extend to fines, penalties or damages to persons or property that relate to matters discovered by Buyer in conducting the Phase I Environmental Audit.

         6.02    Environmental Matters.

         (a)     ENVIRONMENTAL REPRESENTATION.   Seller hereby represents and
                 warrants to Buyer, for the sole and limited purpose of determining the existence of Environmental Defects and appropriate adjustments to the Preliminary Purchase Price, if any, with respect thereto, as provided in this Article 6.02, the following:

                 Except as listed in Schedule 6.02 attached hereto and made a part hereof for all purposes, (i) the Seller is in substantial compliance in all material respects with all applicable Environmental Laws with respect to the Assets, and
                 (ii) the Seller has not received any inquiry or notice, other than an inquiry or notice that has been fully and finally resolved, nor does the Seller have any reason to believe it will receive any inquiry or notice, that alleges that the Seller is not now, or in the past has not been, in compliance with all applicable Environmental Laws with respect to the Assets. Except as listed in Schedule 6.02 hereto, to the Knowledge of Seller, the Seller has not released, as such term is defined in CERCLA, Materials of Environmental Concern on, in, or about the Assets other than as allowed by Environmental Laws, none of the Assets is listed in the National Priority List as a superfund site pursuant to CERCLA and relevant regulations, and no conditions exist on, in, or about the Assets as the result of Environmental Matters that give rise to liabilities, potential liabilities or Third Party Claims under Environmental Laws or common law. Except as listed in Schedule
                 6.02 hereto, to the Knowledge of Seller, there are no underground storage tanks on the Assets and the Seller has not transported, disposed, or arranged for disposal, reclamation, recycling, or sale of Materials of Environmental Concern from the Assets to other properties, other than as allowed by Environmental Laws, and to the Knowledge of Seller, the Seller has not transported, disposed, stored offsite, or arranged for disposal, reclamation, recycling, or sale of Materials of Environmental Concern from the Assets that give rise to liabilities, potential liabilities or Third Party Claims under Environmental Laws or common law. Seller asserted no Environmental Defects against its predecessor in title in connection with its acquisition of the Assets.

         (b) NOTICE OF ASSERTED ENVIRONMENTAL DEFECT. Prior to the expiration of the Examination Period, Buyer shall furnish to Seller written notice specifying in reasonable detail each Environmental Matter which, in Buyer's opinion, constitutes a breach by Seller of Seller's representation set forth above in Article 6.02(a) hereof (an "Environmental Defect"). Such written notification ("Environmental Defect Notice") shall contain a reasonable description of the facts used by Buyer in making its determination that a breach exists and Buyer's good faith estimate of the costs to remediate such Environmental Matter and shall be sent to Seller by telecopy or postage prepaid. Any Environmental Defects not asserted on or before the expiration of the Examination Period with respect to the Assets, shall be deemed conclusively to be waived by Buyer. Failure by Buyer to identify all Assets (or to identify all portions of an Asset) which are subject to a particular Environmental Defect in an Environmental Defect Notice shall not prevent Buyer from asserting such Environmental Defect in separate or subsequent Environmental Defect Notices, subject to otherwise timely asserting such Environmental Defect prior to the expiration of the Examination Period.

         (c) NOTICE IN RESPONSE TO BUYER'S NOTICE. On or before 5:00 p.m. on the fifth (5th) business day following Seller's receipt of an Environmental Defect Notice from Buyer, Seller shall give written notice to Buyer for each Environmental Defect asserted in an Environmental Defect Notice ("Environmental Response Notice") as to whether it (a) disagrees with Buyer's assertion that the Environmental Defect exists, (b) disagrees with the Defect Amount estimated by Buyer for such Environmental Defect, or (c) takes any combination of the foregoing positions. If Seller disagrees with Buyer's assertion of the existence of an Environmental Defect or the Defect Amount with respect thereto, Seller's Environmental Response Notice shall also specify in reasonable detail Seller's grounds for such disagreement, the Defect Amount estimated by Seller therefor, or both, as the case may be. Seller's failure to include in its Environmental Response Notice an Environmental Defect asserted in an Environmental Defect Notice shall be deemed to be an admission of the existence of such Environmental Defect and acceptance of Buyer's estimate of the Defect Amount with respect thereto.

         (d) METHOD OF DETERMINING DEFECT AMOUNTS FOR ENVIRONMENTAL DEFECTS. Without limiting Seller's right to dispute the existence of an Environmental Defect, Defect Amounts for each asserted Environmental Defect shall be determined by agreement between the Parties giving due consideration to the multiple goals of minimizing Environmental Liabilities (including the selection of remedies which reflect customary industry practices, are cost effective and consider all related business and time requirements), avoiding Environmental Liabilities and fully complying with all Environmental Laws. If the Parties are unable to agree as to the Defect Amount for any Environmental Defect, the Parties shall refer the matter to the

                 Environmental Experts (as hereinafter defined) for determination as provided in Article 6.02(e) hereof.

         (e) ENVIRONMENTAL EXPERT DETERMINATION. In the event that the Parties are unable to resolve all disputes as to the existence of Environmental Defects or Defect Amounts with respect thereto within fifteen (15) days after the expiration of the Examination Period, then all remaining disputes regarding Environmental Defects and/or Defect Amounts with respect thereto shall be referred to a panel of three environmental experts for determination (the "Environmental Experts"). Seller and Buyer shall each select one Environmental Expert who in turn shall select the third Environmental Expert. All three (3) Experts shall be selected by no later than fifteen
                 (15) days after the end of the period previously described in this Article 6.02(e). Any and all such experts so selected by the Parties shall have appropriate experience in and knowledge of oil and gas environmental matters. The Environmental Experts may retain such other experts to assist them in rendering their decision as they may deem necessary or appropriate. The Parties shall submit all relevant information available to the Environmental Experts within fifteen (15) business days after the date of referral and may submit position papers on the subject to the Environmental Experts within such period, but not thereafter. The Environmental Experts shall render their decision to the Parties in writing within (30) days after the date of referral. The determination and award, if any, of the Environmental Experts shall be final and binding upon the Parties, and judgment may be entered thereon in any court of competent jurisdiction upon the application of either Party. Seller and Buyer agree to share equally the costs and expenses associated with such expert determination proceedings.

         (f) ADJUSTMENT FOR ENVIRONMENTAL DEFECTS. Subject to the deductible provided for in Article 6.02(g) hereof, the Preliminary Purchaser Price shall be reduced by the amount, if any, of the Environmental Defect Adjustment, at the times and in the manner hereinafter provided:

                 (i) With respect to any and all Environmental Defects and Defect Amounts attributable thereto which have been finally resolved, whether by agreement or the Environmental Experts, on or prior to the date of the issuance of the Tranche B Shares, subject to the deductible provided in Article 6.02(g) hereof, the Preliminary Purchase Price shall be reduced by the aggregate of all said Defect Amounts by decreasing the number of Tranche B Shares to be issued by the appropriate Share Adjustment Factor;

                 (ii) In the event there exists on the date of the issuance of the Tranche B Shares one or more Environments Defects (or Defects pursuant to Article 5.02 hereof) and Defect Amounts attributable thereto which have not been finally resolved at said time, Buyer shall withhold from the Tranche B Shares the number of Shares provided in
                          Article 5.02(g)(ii) hereof. All said Environmental Defects shall be resolved and the Preliminary Purchase Price adjusted therefore, if and to the extent appropriate, and/or Tranche B Holdback Shares released to Seller, if and to the extent appropriate, in accordance with Article 5.02(g)(ii).

         (g) LIMITATION ON SELLER'S LIABILITY. Seller shall not be required to pay any Defect Amount with respect to an Environmental Defect until the Available Deductible Amount has been reduced to, but not below, zero. The Buyer shall not be entitled to reduce the Preliminary Purchase Price for any such Environmental Defects to the extent the same are actually applied to reduce the Available Deductible Amount. "Available Deductible Amount" means $500,000 as reduced, but not below zero, by the total amount of Defect Amounts attributable to Environmental Defects incurred or paid by the Buyer.

         (h) BUYER'S REMEDIAL ACTIONS. With respect to any Environmental Defect which is subject to the limitation set forth in Article 6.02(g) or for which the Preliminary Purchase Price is adjusted pursuant to Article 6.02(f) hereof, and which requires corrective, remedial, or other actions necessary to respond to, remove, or otherwise address any conditions that cause, contribute to, or are associated with such Environmental Defect, Buyer will implement and complete or cause to be implemented and completed all such corrective, remedial, or other actions in a reasonable and professional manner and will use its best efforts to do so in a timely and cost-effective manner.

         (i) BUYER'S SOLE REMEDY. Buyer agrees that its sole remedy for Environmental Defects that result from, arise out of, or are attributable to the Assets will be pursuant to this Article 6, and Buyer hereby releases, waives, and disclaims any and all rights of contribution, indemnification, or other means of recovery from Seller under Environmental Laws, including, without limitation, CERCLA.

                                   ARTICLE 7
                          SURVIVAL AND INDEMNIFICATION

         7.01 Survival of Representations and Warranties. The representations and warranties of (i) the Seller contained in Article 4.01 hereof shall survive the Closing for a period of ninety (90) days from the Closing Date and (ii) the Buyer contained in Article 4.02 hereof shall survive the Closing indefinitely (the "Survival Period").

         7.02 Indemnification Provision for the Benefit of the Seller. In the event the Buyer breaches any of its representations and warranties contained in Article 4.02 hereof, then the Buyer agrees to indemnify and hold harmless the Seller, any partner (general or limited) of Seller and any current, former, and future director, officer, manager, member, partner, shareholder, employee and agent of Seller and such partner, and any successor, assign, heir, and executor of any of the foregoing (the "Indemnified Party"), from and against the entirety of any Losses resulting from or related or attributable to the breach which the Seller, or any such Affiliate (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided such claim for indemnification is brought within the Survival Period; and further provided that "Losses", as used in this sentence, shall not include, and Buyer shall not be responsible or liable for, any death, personal injury, or consequential damages in respect of such breach.

         7.03    Matters Involving Third Parties.

         (a) If any third party shall notify an Indemnified Party with respect to any matter which may give rise to a claim for indemnification against Buyer (the "Indemnifying Party") under this Article 7 or otherwise pursuant to this Agreement, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving service of process in a lawsuit, administrative proceeding or arbitration proceeding with respect to the Third Party Claim) notify each Indemnifying Party thereof in writing. Each of the matters described in this Article 7.03(a) shall be referred to in this Agreement as a "Third Party Claim".

         (b) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon (or constitute an admission of guilt, liability, fault or responsibility for) the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party failed to assume the defense and employ counsel.

         (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Article 7.03(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate with such reasonable costs and expenses associated therewith to be borne for the account of the Indemnifying Party.

         (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), unless the Indemnified Party waives indemnification with respect to the Third Party Claim so settled and adjudicated.

         (e) The indemnification obligations of Buyer under this Agreement (including Articles 7 and 8 hereof shall include court costs and attorney's fees and expenses and costs of investigating, preparing or defending any action or proceeding with respect to any Third Party Claim to the extent such Third Party Claim may give rise to a claim for indemnification under such indemnification obligations of Buyer, as the case may be.

         7.04 Effect of lndemnification Provisions. The Seller acknowledges and agrees that the foregoing indemnification provisions in this Article 7 and in Article 8 shall, following the Closing hereof, be the exclusive remedy of Seller for any breach of Buyer's representations and warranties in Article 4.02 hereof, provided that, the foregoing shall not limit the Buyer's obligations for any breach of a covenant or agreement contained in any Article other than
Article 4. If a claim for payment of a liquidated amount covered by Buyer's indemnification obligations under this Agreement is made in accordance with the terms of this Agreement and is not paid within sixty (60) days after such claim is received by Buyer, the liquidated amount of such claim shall bear interest at the Agreed Rate from the date such claim was received until paid.

         7.05 Negligence, Etc. IT IS EXPRESSLY AGREED THAT BUYER'S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 7, ARTICLE 8 OR UNDER ANY OTHER ARTICLE OF THIS AGREEMENT INCLUDE, WITHOUT LIMITATION, LOSSES AND ENVIRONMENTAL LIABILITIES, IF ANY, BASED ON NEGLIGENCE, ALLEGED NEGLIGENCE, GROSS NEGLIGENCE OR ALLEGED GROSS NEGLIGENCE OF SELLER, ANY PARTNER OF SELLER (GENERAL OR LIMITED), AND ANY CURRENT, FORMER AND FUTURE DIRECTOR, OFFICER, MANAGER, MEMBER, PARTNER, SHAREHOLDER, EMPLOYEE AND AGENT OF ANY SELLER OR ANY SUCH PARTNER, AND ANY SUCCESSOR, ASSIGN, HEIR AND EXECUTOR OF ANY OF THE FOREGOING.

                                   ARTICLE 8
                             POST CLOSING COVENANTS

         8.01 Certain Obligations of Seller. Seller agrees that, with respect to the period following the Closing:

         (a) RECORDS. On or before five (5) business days after Closing (the "Records Delivery Date"), Seller shall deliver to Buyer, at Buyer's offices in Dallas, Texas, all Records. Seller shall be entitled to retain, or to obtain from Buyer at Seller's cost, one copy of all such information for its records as may be reasonably necessary for Seller to address matters relative to its ownership and operation of the Assets, including, without limitation, the preparation of accounting and financial information, the filing of tax returns and the pursuing or defending of litigation.

         (b) SUSPENSE FUNDS. As soon as practicable after Closing, Seller shall provide Buyer with a list showing all proceeds from production attributable to the Assets which are currently held in suspense and transfer to Buyer all such proceeds. Buyer shall be responsible for distribution of such proceeds to the parties lawfully entitled thereto, and agrees to indemnify, defend and hold harmless Seller from and against any and all Losses arising out of or relating to such proceeds, except for any Losses caused by Seller's negligence or willful misconduct.

         (c) OBTAINING FINANCIAL INFORMATION. Seller agrees to use reasonable efforts to assist Buyer in obtaining from Union Pacific Oil and Gas Company relevant financial information concerning the Assets for periods of time prior to the time Seller acquired the Assets in connection with Buyer's reporting requirements under applicable securities regulations.

         (d) CONTINUED EXISTENCE. The Seller shall maintain its partnership existence for a minimum period of one (1) year following the Closing Date.

         (e) RETAINED LIABILITIES. Seller retains and shall remain liable and responsible for, and Buyer specifically does not assume, any liabilities and obligations of Seller not related to or arising out of the ownership, use, maintenance and operation of the Assets, whether known or unknown, accrued or contingent and not otherwise specifically set forth in this Agreement.

         8.02 Certain Obligations of Buyer. Each of Buyer agrees that, with respect to the period following the Closing:

         (a) RECORDING. Within (30) days following Closing, Buyer shall record those Conveyance Documents necessary to evidence in the public record that Buyer has acquired the Assets and within a reasonable time thereafter, Buyer shall supply Seller with a true and accurate photocopy of the recorded and filed Conveyance Documents. In the event Buyer fails to record any such Conveyance Document within such time period, Seller may, but shall not be obligated to, record such Conveyance Document on

                 Buyer's behalf and at Buyer's cost (for which Buyer shall immediately reimburse Seller upon demand).

         (b) REMOVAL OF NAMES. As soon as reasonably practicable after Closing, Buyer shall cause to be removed the names and marks of Seller and any variations and derivations thereof and logos relating thereto from any of the Assets, and will not thereafter make any use whatsoever of such names, marks, and logos; provided, however, that the Buyer shall have no obligation to remove such names or marks from any lease site or well until such time as such names or marks are removed in the ordinary course of the Buyer's business. Buyer shall indemnify Seller for any Losses it suffers as a result of the Buyer's non- removal of such names or marks after the Closing.

         (c) GEOLOGIC AND GEOPHYSICAL INFORMATION. Seller reserves the right to use any and all geologic and geophysical information transferred to Buyer hereunder and Buyer agrees to cooperate with Seller in granting reasonable access to such information.

         (d) RESPONSIBILITY FOR ASSUMED LIABILITIES. FROM AND AFTER THE CLOSING DATE, BUYER AGREES TO ASSUME AND TO INDEMNIFY AND HOLD HARMLESS THE SELLER, ANY PARTNER OF SELLER (GENERAL OR LIMITED), AND ANY CURRENT, FORMER AND FUTURE DIRECTOR, OFFICER, MANAGER, MEMBER, PARTNER, SHAREHOLDER, EMPLOYEE AND AGENT OF ANY SELLER OR ANY SUCH PARTNER, AND ANY SUCCESSOR, ASSIGN, HEIR AND EXECUTOR OF ANY OF THE FOREGOING FROM AND AGAINST THE ENTIRETY OF ANY LOSSES RESULTING FROM, ARISING OUT OF, OR ATTRIBUTABLE TO THE ASSUMED LIABILITIES.

         (e) MAINTENANCE OF LIEN PRIORITY. Buyer shall keep the Assets free and clear of all liens, mortgages, deeds of trust and other encumbrances other than the Deed of Trust and the liens and security interests created thereby and shall maintain the first priority status of the Deed of Trust and the liens and security interests created thereby.

         (f) RESPONSIBILITY FOR LITIGATION AND CLAIMS. From and after the Closing Date, Buyer agrees to assume and to indemnify Seller, any partner of Seller (general or limited) and any current, former, and future director, officer, manager, member, partner, shareholder, employee, and agent of Seller or any such partner, and any successor, assign, heir and executor of any of the foregoing, from and against the entirety of any Losses resulting from arising out of, or attributable to the Litigation and Claims.

         8.03    Certain Agreements Regarding the Issuance of Additional
Shares.

         (a) TRANCHE B SHARES. Harken Energy shall issue to Seller the Tranche B Shares, as adjusted pursuant to Articles 5, 6 and 9(f) hereof, upon the expiration of the First Shelf Life (the "Tranche A Expiration Point").

         (b) DEFICIENCY SHARES. If, as of the Tranche A Expiration Point, Tranche A Realized Proceeds are less than $4,262,500, then, within ten days after the Tranche A Expiration Point, Harken Energy shall issue to Seller additional Shares in an amount equal to A divided by B, where "A" is equal to the Tranche A Deficiency Amount, and where "B" is equal to the Average Closing Price. The Shares issued pursuant to this Article 8.03(b) shall be herein called the "Deficiency Shares".

         (c) TRANCHE C SHARES. If, as of the expiration of the Second Shelf Life (the "Tranche B Expiration Point"), the Aggregate Tranche A/B Realized Proceeds are less than $10,200,000 (as reduced or increased, as appropriate, by the net aggregate amount of the Defect Adjustment, the Environmental Defect Adjustment and the value of the Imbalances), then, within ten days after the Tranche B Expiration Point, Harken Energy shall issue to Seller additional Shares in an amount equal to A divided by B, where "A" is equal to the Aggregate Tranche A/B Deficiency Amount, and where "B" is equal to the Average Closing Price.

         (d)     As used in this Agreement:

                          "Aggregate Proceeds" means the sum of A plus B plus
                 C, where "A" is equal to the aggregate gross proceeds actually received by Seller (prior to any commissions, fees or other costs), from the sale of Tranche A Shares, Deficiency Shares, Tranche B Shares and Tranche C Shares, as applicable, where "B" is equal to the aggregate gross proceeds Seller could have received (prior to any commissions, fees or other costs) from a Qualified Offer from a Qualified Purchaser for the sale of Tranche A Shares, Deficiency Shares, Tranche B Shares and Tranche C Shares, as applicable, and where "C" is equal to the product obtained by multiplying (i) the remainder obtained by subtracting the number of Tranche A Shares, Deficiency Shares, Tranche B Shares and Tranche C Shares which could have been sold by Seller pursuant to a Qualified Offer from a Qualified Purchaser from the aggregate number of unsold Tranche A Shares, Deficiency Shares, Tranche B Shares and Tranche C Shares, as applicable, in Seller's possession by (ii) the Average Closing Price.

                          "Aggregate Tranche A/B Deficiency Amount" shall mean
                 A minus B, where "A" is $10,200,000 (as reduced or increased, as appropriate, by the net aggregate amount of the Defect Adjustment, the Environmental Defect Adjustment and the value of the Imbalances), and where "B" is the Aggregate Tranche A/B Realized Proceeds.

                          "Aggregate Tranche A/B Realized Proceeds" shall mean
                 the sum of A plus B plus C, where "A" is equal to the aggregate gross proceeds actually received by Seller (prior to any commissions, fees or other costs), from the sale of Tranche A Shares, Deficiency Shares and Tranche B Shares, where "B" is equal to the aggregate gross proceeds Seller could have received (prior to any commissions, fees or other costs) from a Qualified Offer from a Qualified Purchaser for the sale of Tranche A Shares, Deficiency Shares and Tranche B Shares, and where "C" is equal to the product obtained by multiplying (i) the remainder obtained by subtracting the number of Tranche A Shares, Deficiency Shares and Tranche B Shares which could have been sold by Seller pursuant to a Qualified Offer from a Qualified Purchaser from the aggregate number of unsold Tranche A Shares, Deficiency Shares and Tranche B Shares in Seller's possession by (ii) the Average Closing Price.

                          "Aggregate Tranche A/B/C Realized Proceeds" shall
                 mean the sum of A plus B plus C, where "A" is equal to the aggregate gross proceeds actually received by Seller (prior to any commissions, fees or other costs), from the sale of Tranche A Shares, Deficiency Shares, Tranche B Shares and Tranche C Shares, where "B" is equal to the aggregate gross proceeds Seller could have received (prior to any commissions, fees or other costs) from a Qualified Offer from a Qualified Purchaser for the sale of Tranche A Shares, Deficiency Shares, Tranche B Shares and Tranche C Shares, and where "C" is equal to the product obtained by multiplying (i) the remainder obtained by subtracting the number of Tranche A Shares, Deficiency Shares, Tranche B Shares and Tranche C Shares which could have been sold by Seller pursuant to a Qualified Offer from a Qualified Purchaser from the aggregate number of unsold Tranche A Shares, Deficiency Shares, Tranche B Shares and Tranche C Shares in Seller's possession by (ii) the Average Closing Price.

                          "Average Closing Price" shall mean (i) when used in
                 Articles 5.02(g)(ii), 8.03(b) and in the definitions of Tranche A Realized Proceeds and Share Adjustment Factor, the average of the last reported Sales Price for the Shares for the 30 consecutive calendar days immediately preceding the Tranche A Expiration Point, (ii) when used in Article 8.03(c) and in the definitions of Aggregate Tranche A/B Realized Proceeds the average of the last reported Sales Price for the Shares for the 30 consecutive calendar days immediately preceding the Tranche B Expiration Point,
                 (iii) when used in the definition of Aggregate Proceeds, the average of the last reported Sales Price for the Shares for the 30 consecutive calendar days immediately preceding the date of Buyer's request for a partial release or final release, as applicable; and (iv) when used in Article 3.03(c) and the definition of Aggregate Tranche A/B/C Realized Proceeds, the average of the last reported Sales Price for the Shares for the 30 consecutive calendar days immediately preceding the Foreclosure Trigger Date.

                          "Deficiency Shares" shall have the meaning assigned
                 to such term in Article 8.03(b).

                          "First Shelf Life" shall have the meaning assigned to
                 such term in the Registration Rights Agreement.

                          "Qualified Offer" shall mean an offer to purchase
                 Tranche A Shares, Deficiency Shares, Tranche B Shares, or Tranche C Shares, as applicable, at a price not less than $2.75 per share (which price per share shall be proportionately adjusted in the event of any subdivision or combination of the Shares).

                          "Qualified Purchaser" shall mean a person that, in
                 the good faith determination of Seller, is financially able to purchase the Shares that is the subject of the Qualified Offer made by such person.

                          "Sales Price" shall mean, when used with respect to a
                 calendar day, (i) the last reported sales price of the Shares on such day on the exchange where the Shares are primarily traded, (ii) if the Shares are not traded on an exchange, the last reported sale price of the Shares on such day on the NASDAQ National Market System, or (iii) if the Shares are not reported on the NASDAQ National Market System, the closing bid price for the Shares last quoted on such day as reported by an established quotation service for over-the-counter securities.

                          "Second Shelf Life" shall have the meaning assigned
                 to such term in the Registration Rights Agreement.

                          "Tranche A Deficiency Amount" shall mean A minus B,
                 where "A" is $4,262,500, and where "B" is the Tranche A Realized Proceeds.

                          "Tranche A Expiration Point" shall have the meaning
                 assigned to it in Article 8.03(a).

                          "Tranche A Realized Proceeds" shall mean the sum of A
                 plus B plus C, where "A" is equal to the aggregate gross proceeds actually received by Seller (prior to any commissions, fees or other costs), from the sale of Tranche A Shares, and where "B" is equal to the aggregate gross proceeds Seller could have received (prior to any commissions, fees or other costs) from a Qualified Offer from a Qualified Purchaser for the sale of Tranche A Shares, and where "C" is equal to the product obtained by multiplying (i) the remainder obtained by subtracting the number of Tranche A Shares which could have been sold by Seller pursuant to a Qualified Offer from a Qualified Purchaser from the aggregate number of unsold Tranche A Shares in Seller's possession by (ii) the Average Closing Price.

                          "Tranche B Expiration Point" shall have the meaning
                 assigned to it in Article 8.03(c).

         (e) SHARE CEILING. If at any time from and after Closing, Buyer is required, pursuant to this Agreement, to issue an amount of Shares, which, when aggregated with the amount of Shares previously issued hereunder, equals or exceeds 5,100,000 Shares, Buyer shall have the option, in its discretion, to (i) issue the additional Shares in accordance with the other terms and provisions hereof or (ii) terminate its obligations to issue such Shares and any other Shares required hereunder by making a cash payment (the "Buyout Payment") to Seller in an amount equal to the difference between $15,200,000 (as reduced or increased, as appropriate, by the net aggregate amount of the Defect Adjustment, the Environmental Defect Adjustment and the value of the Imbalances) and the aggregate gross cash proceeds previously received by Seller pursuant hereto including the Cash Consideration and the proceeds from all sales of Shares (to include broker's fees and other expenses associated with the sale of the Shares) received by Seller pursuant hereto. In the event Buyer elects to make the Buyout Payment, such payment shall be made no later than the date on which the Shares which would have been issued but for the Buyout Payment were required to be registered. Contemporaneously with said payment, Seller shall reconvey to Buyer all Shares (other than the Warrants and the Shares underlying the Warrants) acquired by Seller pursuant hereto and not previously sold by Seller. After receipt of the Buyout Payment, Seller shall have no further rights to receive Shares hereunder other than the Shares to be issued in respect of the Warrants. Nothing contained in Article 8.03 hereof is intended or shall be construed as terminating, limiting or otherwise adversely impacting Seller's rights with respect to the Warrants or the Shares to be issued in respect thereof.

                                   ARTICLE 9
                               EFFECT OF CLOSING

         The following terms, provisions and prorations shall be effective at the Closing:

         (a)     REVENUES.   All proceeds from production, accounts
                 receivables, notes receivable, income, revenues, monies and other items attributable to the Assets with respect to any period of time prior to the Effective Date shall belong to and be retained by or paid over to Seller and all necessary reports with respect to such proceeds shall be filed by Seller. All proceeds from production, accounts receivables, notes receivables, income, revenues, monies and other items attributable to the Assets with respect to any period of time from and after the Effective Date shall belong to and be retained by or paid over to Buyer, except for Hydrocarbons that, at the Effective Date, are attributable to the Assets and are in storage or are otherwise held in inventory and all proceeds attributable thereto.

         (b) EXPENSES. All accounts payable and accrued liabilities for costs and expenses attributable to the Assets with respect to any period of time prior to the Effective Date, including excise, severance, and similar taxes based on production or royalties, shall be the obligation of and paid by the Seller, and all necessary reports with respect to such costs and expenses shall be filed by Seller. All accounts payable and accrued liabilities for direct costs and expenses attributable to the Assets (but not including Seller's overhead costs) with respect to any period of time from and after the Effective Date shall be the obligation of and be paid by the Buyer.

         (c) AD VALOREM AND PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (the "Taxes") shall be apportioned as of the Effective Date between Buyer and Seller. All such Taxes allocable to periods prior to the Effective Date shall be paid by Seller, and all such Taxes allocable to the Effective Date and after shall be paid by Buyer. Any refunds of Taxes allocable to periods prior to the Effective Date shall be the property of Seller. Any refunds of Taxes allocable to periods after the Effective Date shall be the property of Buyer.
                 Buyer shall file or cause to be filed all required reports and returns incident to such Taxes which are due on or after the Effective Date, and shall pay or cause to be paid to the taxing authorities all such Taxes reflected on such reports and returns; provided, however, Seller shall promptly reimburse Buyer for any amounts owing by Seller with respect thereto pursuant to this paragraph.

         (d) SALES TAXES, FILING FEES, ETC. The Preliminary Purchase Price shall be net of any sales taxes or other transfer taxes, and Buyer shall be liable for any such tax, as well as any applicable conveyance, transfer and recording fees, and real estate, transfer, stamp or other taxes imposed upon the sale of the Assets. Seller agrees to use its reasonable best efforts to assist Buyer in obtaining any applicable exemptions to any applicable state sales tax. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly deliver a check to Seller in full payment, and Seller shall deliver said check to the appropriate taxing authorities and shall bear any and all penalties, costs and expenses associated with the failure of Seller to deliver said check.

         (e) OTHER TAXES. All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes) relating to production attributable to the Assets prior to the Effective Date shall be paid by Seller and all such taxes and fees relating to such production attributable to the Assets on and after the Effective Date shall be paid by Buyer.

         (f) GAS IMBALANCES. Buyer has not included in its engineering pertaining to the Assets the effect of any Imbalances (as hereinafter defined) with respect to shares of production taken or marketed from or attributable to working interests comprising the Assets. Attached hereto as Exhibit 9(f) and made a part hereof for all purposes is a listing of all Imbalances (including working interest imbalances and pipeline imbalances) affecting the Assets as of the Effective Date.
                 The Preliminary Purchase Price shall be adjusted as hereinafter provided to reflect such Imbalances. If either party determines within ninety (90) days after Closing that gas volume Imbalances exist relative to working interests or with respect to pipelines, subject to verification and cure of the other Party in accordance with the provisions of Article 5.02(e) hereof, the Preliminary Purchase Price shall be adjusted upward or downward, depending upon whether there is a net overproduction or a net underproduction attributable to the Assets. The amount to be paid by Buyer to Seller with respect to any underproduction, or by Seller to Buyer with respect to any overproduction, shall be the present value of the net cash flow attributable to all such volumes of gas recoverable without cash balancing as determined by Ryder Scott Company or another petroleum engineer mutually agreed upon by both Parties (the "Evaluation Engineer") using (i) an agreed upon pricing index, (ii) an annual discount rate of ten percent (10%), and (iii) the maximum rate of recovery permitted under the applicable gas balancing agreements. Upon the final determination of the quantity of overproduction and/or underproduction attributable to a Well as of the Effective Date, the parties will submit all relevant information to the Evaluation Engineer for valuation as described above. The adjustment to the Preliminary Purchase Price shall be made in accordance with the provisions of
                 Article 5.02(g) hereof by increasing or decreasing, as appropriate, the number of Tranche B Shares by the appropriate Share Adjustment Factor. Pursuant to that certain Asset

                 Purchase and Sale Agreement dated January 18, 1995, but effective as of August 1, 1994, between Union Pacific Oil and Gas Company ("UPOGC"), as seller, and EnerVest Management Company, L.C. ("EnerVest"), as buyer (the "UPOGC Agreement"), Seller, as assignee of EnerVest, is entitled to indemnification from UPOGC with respect to certain Imbalances affecting the Assets. Seller hereby retains the right to seek indemnification against UPOGC under the UPOGC Agreement with respect to any Imbalances for which the Preliminary Purchase Price is adjusted downward pursuant to this Article 9(f). For purposes of this Agreement, "Imbalances" shall mean any situation in which any party entitled, including Seller, to produce gas from a Well in which Seller owns a working interest has produced such gas in excess of its pro rata share and thereby has incurred a future liability or makeup obligation.

         (g) PAYMENTS; SHARED OBLIGATIONS. If amounts are received by either Party hereto which, under the terms of this Article 9 belong to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received which under the terms of this Article 9 is partially the obligation of Seller and partially the obligation of Buyer, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

         (h) POST-CLOSING ADJUSTMENTS. Within ninety (90) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (herein called the "Final Settlement Statement"), setting forth each adjustment or payment that was not finally determined as of the Closing or in accordance with Articles 9(a)-(e) and 9(g), above, and showing the calculation of such adjustments. As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The Parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustment no later than thirty (30) days after Buyer's receipt of the Final Settlement Statement. The date upon which such agreement is reached shall be herein called the "Final Settlement Date." In the event, as a result of the Final Settlement Statement (i) Buyer owes Seller additional monies, Buyer shall pay Seller or to Seller's account (as designated by Seller) in immediately available federal funds such amount; or (ii) Seller owes Buyer monies, Seller shall pay Buyer or to Buyer's account (as designated by Buyer) in immediately available federal funds such amount. Payment by Buyer or Seller shall be made within five (5) days after the Final Settlement Date.

                                   ARTICLE 10
                           CONFIDENTIALITY AGREEMENT

         Each Party, its Affiliates and its and their directors, officers, employees, agents, representatives, consultants, investors and lenders, agree to keep the terms and conditions of this Agreement and all proprietary and confidential information exchanged between Buyer and Seller in connection with this Agreement, confidential, and to not disclose the existence of this Agreement without the prior written consent of the other Party, which consent may be withheld at either Party's sole discretion, for a period not to exceed one year from the Closing Date. The foregoing restriction shall not apply to disclosures and information which (i) are required to comply with applicable statutes and regulations; (ii) are required to enforce this Agreement;(iii) are required to obtain financing related to the transactions contemplated hereby;
(iv) enter the public domain through a third party who does not thereby breach an obligation of confidentiality; or (v) are made in association with press releases issued in accordance with Article 14.01 hereof.

                                   ARTICLE 11
                                    CLOSING

         11.01 Seller's Closing Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

         (a)     CONVEYANCE DOCUMENTS.  The Conveyance Documents;

         (b) OPINION OF COUNSEL. An opinion of counsel to the Seller substantially in the form of Exhibit "11.01(b)" attached hereto and made a part hereof for all purposes; and

         (c) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement dated the Closing Date, substantially in the form of Exhibit 11.01(c) in all material respects (the "Registration Rights Agreement").

         11.02 Buyer's Closing Obligations. At Closing, Buyer shall tender to Seller the Cash Consideration by wire transfer in immediately available funds and shall deliver to Seller at Closing with respect to items (a), (c),
(d) and (e) listed below and within thirty (30) days after Closing with respect to item (b) hereinbelow the following:

         (a) OPINION OF COUNSEL. The opinion of counsel to the Buyer substantially in the form of Exhibit "11.02(a)" attached hereto and made a part hereof for all purposes;

         (b) SHARES. A certificate or certificates in definitive form representing the Shares to be issued pursuant to Article 3.01(b);

         (c)     WARRANTS.  The Warrants;

         (d) DEED OF TRUST. The Deed of Trust described in Article 3.03(a) hereof; and

         (e) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement substantially in the form of Exhibit 11.01(c) in all material respects;

                                   ARTICLE 12
                         CASUALTY LOSS AND CONDEMNATION

         If, prior to the Closing Date, all or any portion of the Assets are destroyed by fire or other casualty or are taken in condemnation or under right of eminent domain or proceedings for such purpose are pending or threatened in writing, Buyer may elect (i) to treat such destruction, taking or pending or threatened taking as a Defect pursuant to Article 5 hereof, in which case Seller shall retain any amounts that have been or will be paid to it by third parties (including insurers) by reason of such destruction or taking; or (ii) to purchase such Assets or portions thereof notwithstanding any such destruction, taking or pending or threatened taking (without reduction in the Preliminary Purchase Price with respect thereto), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties (including insurers) by reason of the destruction or taking of such Assets, and shall assign, transfer and set over unto Buyer all of Seller's right, title and interest in and to any unpaid awards or other amounts due from third parties (including insurers) arising out of the destruction, taking or pending or threatened taking of such Assets or portions thereof. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to the Assets or portions thereof without first obtaining the written consent of Buyer.

                                   ARTICLE 13
                             GOVERNMENTAL CONSENTS

         At the Closing, Seller shall execute and deliver to Buyer such assignments of federal, state and Indian leases as require consent to assignment, on the forms required by the governmental or tribal agency having jurisdiction thereof. Buyer shall promptly file for and obtain the necessary approvals for such assignments. Until such approvals are obtained, Seller shall continue to hold governmental title to such leases as nominee for Buyer.

                                   ARTICLE 14
                                 MISCELLANEOUS

         14.01 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         14.02 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         14.03 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld.

         14.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         14.05 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.06 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         14.07 Legal Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorney's's fees from the nonprevailing party. Each Party shall pay their respective legal costs associated with the negotiation and drafting of this Agreement.

         14.08 Exhibits. All exhibits and schedules hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

         14.09 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by written instrument executed by the Party waiving the compliance. The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to enforce the same. No waiver by either Party of any condition or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

         14.10 Further Assurances. After the Closing, each of the Parties will execute, acknowledge, and deliver to the other such further instruments, and take such other actions, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered, or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

         14.11 Resignation as Operator, etc. Within a reasonable period of time following the Closing, Seller shall execute and deliver to Buyer appropriate letters resigning as the Operator of any of the Assets that Seller is operating and other appropriate documents concerning transfer of operations. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator; provided, however, that Seller agrees to use its reasonable best efforts to assist Buyer in becoming successor operator.

         14.12 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                 IF TO SELLER:

                 EnerVest Acquisition-II Limited Partnership
                 c/o EnerVest Management Company, L.C.
                 1001 Fannin, Suite 1111
                 Houston, Texas 77002
                 Attention:    Mr. John B. Walker
                 Telephone:    (713)659-3500
                 Fax:          (713)659-3556

                 IF TO BUYER:

                 Harken Energy Corporation
                 Harken Exploration Company
                 5605 North MacArthur, Suite 400
                 Irving, Texas 75038
                 Attention:   Mr. Larry Cummings
                 Telephone:   (214)753-6932
                 Fax:         (214)753-6963

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         14.13 Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement and in Conveyance Documents delivered pursuant to Article 11.01(a), the Parties hereto make no, and disclaim any, representation or warranty whatsoever, whether express or implied. Each Party hereto disclaims all liability and responsibility for any other representation, warranty, statement, or communication (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information, or advice that may have been provided to any such Party by any officer, stockholder, director, partner, member, manager, employee, agent, consultant, representative, or contractor of such disclaiming Party or its Affiliates or any engineer or engineering firm, or other agent, consultant, or representative) wherever and however made. Without limiting the generality of the foregoing, Seller makes no representation or warranty as to (a) the amount, value, quality, or deliverability of petroleum, natural gas, or other reserves attributable to the Assets or any portion thereof, or (b) any geological, engineering, or other interpretations or economic evaluations. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 4.01(F), ALL TANGIBLE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND APPURTENANCES CONSTITUTING A PART OF THE ASSETS ARE SOLD "AS IS, WHERE IS," AND SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (I) MERCHANTABILITY, (II) FITNESS FOR ANY PARTICULAR PURPOSE,
(III) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (IV) CONDITION. The Parties agree that the preceding disclaimers of warranty are "conspicuous" disclaimers for purposes of any applicable law, rule, or order.





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
         14.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation and in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         14.15 Texas Deceptive Trade Practices Act Waiver. Buyer (a) represents and warrants to Seller that it (i) is acquiring the Assets for commercial or business use, (ii) has assets in excess of $25,000,000 and (iii) has knowledge and experience in financial and business matters such that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement and is not in a significantly disparate bargaining position with respect to Seller; and (b) hereby unconditionally and irrevocably waives any and all rights or remedies it may have under the Deceptive Trade Practices - Consumer Protection Act of the State of Texas, Tex. Bus. & Com. Code Section
17.41 et seq., other than any of the provisions of Section 17.555 of such Act, if such Act would for any reason be deemed applicable to the transactions contemplated hereby.

         14.16 No Third Party Beneficiaries. Except as provided for in Articles 7 and 8 hereof with respect to the rights of an Indemnified Party, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and other persons given rights of indemnification hereunder.

         14.17 Construction. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law should be deemed also to refer to all rules and regulations promulgated thereunder, unless the contexts requires otherwise.
The word "including" shall mean including, without limitation. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day) then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.





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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, but effective for all purposes as of the Effective Date.

                                  SELLER:

                                  ENERVEST ACQUISITION-II LIMITED PARTNERSHIP

                                  By: EnerVest Management Company, L.C.,
                                  its sole general partner



                                  By: /s/ James M. Vanderhider
                                     -------------------------------------------
                                          James M. Vanderhider
                                          Senior Vice President and
                                          Chief Financial Officer of
                                          EnerVest Management Company, L.C.

                                  BUYER:

                                  HARKEN ENERGY CORPORATION



                                  By: /s/ Larry E. Cummings
                                     -------------------------------------------
                                          Larry E. Cummings
                                          Vice President


                                  HARKEN EXPLORATION COMPANY



                                  By: /s/ Larry E. Cummings
                                     -------------------------------------------
                                          Larry E. Cummings
                                          Vice President





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